Exhibit 99.1

NovaStar Closes $2.1 billion Asset Backed Securitization

KANSAS CITY, MO., February 22, 2005 - NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, announced today that its subsidiary, NovaStar Mortgage, completed its first securitization of 2005.

Lead managers RBS Greenwich Capital, Wachovia Securities and Deutsche Bank Securities with co-manager Morgan Stanley, underwrote NovaStar Mortgage Funding Trust, Series 2005-1, which closed February 22, 2005. The transaction offered 15 rated classes of certificates with a face value of $2,073,750,000.

NovaStar Mortgage retained the Class C certificate, which was not covered by the prospectus. Class C has a notional amount of $2.1 billion, entitles NovaStar to excess and prepayment penalty fee cash flow from the underlying loan collateral and serves as overcollateralization. Other than prepayment penalty fee cash flow, Class C is subordinated to the other classes, all of which were offered pursuant to the prospectus.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please reference our website at www.novastarmortgage.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company’s mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company’s 2003 annual report or Form 10-K (available on the Company’s website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in our contemplated by the forward-looking statements included above will continue to be accurate in the future.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424